Exhibit 99.1

ARTHUR GRIFFITHS NAMED CEO OF INFOTEC GROUP OF COMPANIES

Vancouver, B.C./Feb 9/PRNewswire/ - Arthur Griffiths, accomplished media broadcast executive, dedicated business and community leader and former chairman, CEO and owner of the NHL Vancouver Canucks and NBA Vancouver Grizzlies has joined Infotec Business Systems, Inc. (OTCBB:IFTC) as director and Chief Executive Officer effective at the close of trading today. Carol Shaw, the current CEO, says “I am pleased to turn over the reigns to Arthur, and welcome the opportunity to continue to work as a Board Member to help achieve the goals of Infotec”. In response to the comments by Carol Shaw, Arthur Griffiths has stated “The Company you have founded is very impressive. Thank you for this incredible opportunity and the support you have shown me, I am very excited about the future”. Infotec further reports that additional senior management and board appointments will be announced in the very near term.

Infotec Business Systems, Inc., through its wholly-owned subsidiaries Galaxy Networks Inc., Stream Horizon Studios Ltd. and Ebahn Television Corp., is a leading provider of video streaming media and digital IP content to and for businesses and viewers throughout the world. The company is in the final stages of completing its previously announced build out of a multi-channel, broadband full service television network, which is expected to be officially launched during the 2nd quarter of 2006.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as 'anticipates', 'believes', 'estimates', 'expects', 'plans', 'intends', 'potential', and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors including such risks as market acceptance of our products and technical risks of introduction, lack of adequate capital and intense competition which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release including such forward-looking statements.

Contact: Robert Danvers, Director

Telephone: (604) 484-4966